Exhibit 10.2

Administrative Regulations for the

United States Steel Corporation 2002 Stock Plan

(As Amended by the Compensation & Organization Committee on May 26, 2009)

1.	Administration. The Compensation & Organization Committee (“Committee”) shall administer the Plan.

A.	Broad Authority of the Committee. The Committee shall have full and exclusive power to interpret the Plan, to adopt rules, regulations and guidelines relating to the Plan, to grant waivers of Plan restrictions and to make all of the determinations necessary for its administration. Such authority shall include the right to make or provide for such adjustments as are described in Section 13 of the Plan. The Committee also has authority to amend the terms and conditions applicable to outstanding grants, provided that no amendment shall contain terms and conditions inconsistent with the provisions of the Plan or shall cancel or modify in a manner adverse to the holder of a grant theretofore made, except as provided for or contemplated in the terms of the grant or as approved by the grantee.

B.	Definitions.

When used in these Regulations, the terms defined in the Plan shall have the meanings set forth therein, and the following terms shall have the meanings set forth below:

(1)	Executive Management

The then incumbents of positions included in the “Definition of Executive Management” as approved by the Chairman of the Board of Directors and Chief Executive Officer from time to time

(2)	Senior Officers of the Corporation (“Senior Officers”)

Officer-Directors and the executive directly responsible for corporate human resources

(3)	Stock Plan Officer

The individual so designated by the Committee.

(4)	Corporation

United States Steel Corporation (USSC) and its (1) wholly-owned and partially-owned subsidiaries including limited liability companies (“Subsidiaries”) and wholly-owned and partially-owned subsidiaries, direct and indirect, of Subsidiaries, and (2) joint ventures.

(5)	Performance Period

A period for which the beginning and ending dates shall be designated by the Committee.

(6)	Share

A Share of United States Steel Corporation Common Stock.

C.

Delegation of Authority. The Committee may delegate to the Stock Plan Officer and to other Senior Officers its duties under the Plan subject to such conditions and limitations as the Committee shall prescribe, except that only the Committee may designate and make grants to participants. The Committee hereby delegates to the Stock Plan Officer, who shall be appointed by the Committee from time to time, all authority necessary or desirable to administer the Plan, including the authority to delegate all or any portion of such authority; provided, however, that such authority is limited as follows: (i) only the Committee may (a) designate and make grants to participants, (b) approve the vesting of restricted stock (c) adjust the number of Shares pursuant to Section 13 of the Plan, (d) approve or amend the form of the grants, (e) approve the use of restored grants, (f) amend outstanding grants or (g) modify or amend these Regulations, including any appendices and schedules attached hereto and (ii) no delegate of the Stock Plan Officer’s authority may delegate his or her authority. Without limiting the foregoing, the Stock Plan Officer is hereby directed to (x) administer grants under the Plan, (y) determine whether any Optionee or Grantee has violated any terms and conditions set forth on the grant form so as to warrant cancellation of a grant, and (z)maintain appropriate records and establish necessary procedures related to the Plan.

2.	Participants. Employees of the Corporation eligible to participate in the Plan are those in responsible positions whose performance, in the judgment of the Committee, affects the Corporation’s success.

Designation of participants in the Plan shall be made as follows:

Participant Group	Designation By
Executive Management	The Committee
Other Participants	Senior Officers

3.	Grants. The Committee shall periodically consider the granting of Shares under the Plan. No grants may be made after December 31, 2006. The Committee shall specify the effective date of the grant.

A.	Type or Types of Grant. Grants may be made in the form of stock options, with or without a restoration feature, stock appreciation rights or restricted stock. Grants may be made singly, in combination or in tandem. The Committee shall approve the type or types of grants made to participants in the Plan; provided, however, grants of stock appreciation rights shall not be made during 2004. All stock options granted shall be non-qualified stock options.

B.	Approval of Grant Level. The Committee shall approve, with respect to grants:

(1)	the total number of Shares to be granted,

(2)	the number of Shares to be granted to each participant,

and

(3)	the effective date of the grant.

C.	Grant Criteria. Criteria to be considered in determining grant recipients and a recipient’s grant level include performance, potential, salary rate and remaining period of service.

D.	Grant Conditions and Restrictions. The Committee shall determine the terms and conditions applicable to each grant, including provisions relating to change in control of the Corporation. The Committee shall also set forth in each grant such provisions relating to the rights of the Corporation in the event of a breach of an agreement made by a recipient as may be deemed advisable for the protection of the Corporation. Grants made at different times need not contain similar provisions.

4.	Fair Market Value. For purposes of the Plan, the fair market value of Shares, on any date, shall be the mean of the high and low prices of USSC common stock, on the New York Stock Exchange-Composite Tape on such date. If there are no sales on the applicable date, the fair market value shall be determined by taking a weighted average of the means between the highest and lowest sales on the nearest date before and the nearest date after the applicable date. The average is to be weighted inversely by the respective number of trading days between the selling dates and the applicable date.

5.	Restricted Stock.

A.	Registration. Restricted Shares granted shall be registered in the grantee’s name for no cash consideration and held in custody by the Corporation for the grantee’s account until vesting or forfeiture of any portion or all of the restricted Shares. A grantee must endorse in blank and return to the Corporation a stock power for each restricted stock grant.

B.	Restrictions. During the restriction period a grantee may not sell, transfer, assign, pledge or otherwise encumber or dispose of the restricted Shares.

C.	Vesting. The restriction period shall commence on the date the restricted Shares are granted and shall end at the date of vesting.

(1)	Performance-Related Vesting. A portion of restricted Shares may be vested, based on such criteria as shall be determined by the Committee, following each Performance Period during which the grantee remains as an employee of the Corporation for any part of the Period. The Committee shall approve the portion of Shares, if any, which shall vest for each grantee.

Vesting decisions shall be made on the basis of the procedures described in Appendix A.

(2)	Change-In-Control Vesting. In the case of a change in control of the Corporation, as defined in Paragraph 9, restricted shares shall be immediately vested and all restrictions shall terminate.

D.	Supplemental Grants. Upon such conditions as deemed relevant, additional restricted Shares may be granted to any grantee at the time of the vesting of previously granted restricted Shares.

E.	Forfeiting of Shares. Any forfeiture of restricted Shares shall be evidenced by written notice to the grantee.

Unless otherwise determined by the Stock Plan Officer:

(1)	All restricted Shares which have not vested following vesting determinations for the final Performance Period, or the last Performance Period for which Shares are vested for a grantee (for grantees who retire or die prior to the end of the final Performance Period), shall be forfeited.

(2)	Unless otherwise determined by the Stock Plan Officer, all unvested restricted Shares shall be forfeited if a grantee’s employment is terminated for any cause other than death or retirement.

The Stock Plan Officer may cause the immediate forfeiture of unvested restricted Shares after a grantee retires before the age of 65 or after a grantee retires at any age if the Stock Plan Officer deems such forfeiture to be in the best interests of the Corporation.

F.	Rights of Grantees. During the restriction period a grantee shall have all rights and privileges of a stockholder, including the right to vote the Shares and to receive dividends, except as noted in Paragraph 5. B., with respect to the restricted Shares and except that any dividends payable in stock shall be subject to the restrictions. At the expiration of the restriction period, a stock certificate free of all restrictions for the number of Shares of restricted stock vested shall be registered in the name or names designated by, and delivered to, the grantee or, in the event of the death of the grantee prior to such expiration and/or such issuance, of and to the grantee’s estate.

6.	Stock Options, Restored Options and Stock Appreciation Rights.

A.	Exercise Period. Each stock option, restored option and/or stock appreciation right shall state the period or periods of time in which it may be exercised, in whole or in part. Such period or periods shall be determined by the Committee, provided that the period shall not exceed eight years from the date of grant. No option, restored option or stock appreciation right may be exercised prior to the expiration of one year from the date of grant. For each grant, the term of continuation of the exercise period following retirement or death while employed, if any, shall be determined by the Committee. Notwithstanding anything to the contrary stated herein, if the optionee’s employment is terminated for any reason following a change in control of the Corporation (as defined in Paragraph 9.), the option, restored option and/or stock appreciation right shall be immediately vested and all rights of the Compensation & Organization Committee to cancel the option, restored option and/or related stock appreciation right shall be void.

B.	Grant Conditions and Restrictions. A participant who receives a stock option and/or a stock appreciation right shall agree to continue as an employee for such period (not less than one year) from the date the option is granted as shall be provided in the grant agreement, subject to the Corporation’s right to terminate employment at any time. No option or stock appreciation right may be granted to an employee after 12 months prior to the employee’s scheduled retirement date.

C.	Grant Price. Shares shall be granted at not less than 100% of the fair market value of the stock on the date of the option.

D.	Rights of Optionees.

(1)	Stock Options and Restored Options. A stock option shall entitle the holder to purchase a specified number of Shares, to the extent unexercised, at the option price.

(2)	Stock Appreciation Rights. A stock appreciation right shall, upon its exercise, entitle the holder to receive a payment, as set forth in Paragraph F. (2), equal to the amount by which the fair market value of a Share at the date of the exercise or the uniform fair market value established by the Committee pursuant to Paragraph 9 of the Plan, if any, whichever is applicable, exceeds the option price multiplied by the number of Shares exercised.

E.	Exercise of Options.

(1)	Effective Date of Exercise. The date of exercise of an option shall be the business day the notice of exercise and payment for Shares being purchased are received by the Stock Plan Officer.

(2)

Payment for Shares Purchased. Unless otherwise determined by the Committee, payment of the purchase price shall be made, at the election of the optionee, in cash or by delivering Shares owned individually by the optionee and valued at the fair market value on the date of exercise, or any combination of cash and such Shares; provided, however, and notwithstanding the language in any grant form to the contrary, if the optionee is subject to taxation on the benefit received from a stock option in a jurisdiction outside the United States, the optionee may not pay the exercise price by surrendering shares of Common Stock that he or she already owns or attesting to the ownership of shares of Common Stock.

(a)	Overpayment in Previously Owned Shares. If the fair market value of Shares delivered in payment of the purchase price is in excess of the purchase price, a certificate, or its equivalent, representing the whole number of excess Shares together with a check, or its equivalent, representing the fair market value of any excess partial Share shall be delivered to the optionee.

(b)	Underpayment in Previously Owned Shares. If the fair market value of Shares delivered in payment of the purchase price is less than the purchase price, the difference shall be delivered by the optionee in cash immediately upon notification of such difference.

(c)	Requirements Relating to Previously Owned Shares. Shares delivered in payment of the purchase price shall be duly endorsed for transfer to the Corporation. If Shares so delivered are not registered in the name of the optionee individually, the optionee shall also provide evidence acceptable to the Stock Plan Officer that such Shares are beneficially owned by the optionee individually.

F.	Exercise of Stock Appreciation Rights.

(1)	Effective Date of Exercise. The effective date of exercise of a stock appreciation right shall be (a) if notice of election to exercise is not received by the Stock Plan Officer during the ten-day period described in Paragraph 6.F.(2)(a)(ii) below, the date such notice is received by the Stock Plan Officer or (b) if notice of election to exercise is received by the Stock Plan Officer during the ten-day period described in Paragraph 6.F.(2)(a)(ii) below, the last day of such ten-day period. Such stock appreciation right shall be valued in accordance with Paragraph 9 of the Plan; provided, that any stock appreciation right exercised during the ten-day period described in Paragraph 6.F.(2)(a)(ii) below shall be valued at a uniform fair market value equal to the highest daily fair market value during such period.

(2)	Form of Payment.

(a)	Employees and Directors.

(i)	Other than during the ten-day period. An optionee, upon the exercise of a stock appreciation right, shall receive payment only in Shares if such notice of election to exercise is made other than during the ten-day period described in paragraph 6.F.(2)(a)(ii).

(ii)	During the ten-day period. Upon notice of election to exercise a stock appreciation right during the ten-day period described in this paragraph, an optionee may elect to receive payment in any combination of Shares and cash; provided, however, that, unless optionee was a member of the Corporate Policy Committee or of the Board of Directors at the time of the relevant grant, the cash portion of any such combination may not exceed 50% of the total. Notice of election to so exercise must be both made by the optionee and received by the Stock Plan Officer within the period beginning on the third business day and ending on the twelfth business day following the date of release of the summary financial data disseminated on a quarterly basis by the Corporation. Business day shall mean all calendar days except Saturdays, Sundays and national holidays. A national holiday shall mean any calendar day, other than a Saturday or Sunday, that the New York Stock Exchange is not open for the trading of public securities.

(iii)	Grants of options shall not include tandem stock appreciation rights during 2004 and, accordingly, an optionee will not be entitled to the benefit of any stock appreciation rights in connection with the exercise of such grants.

(b)	Representatives of Deceased Optionees. Unless otherwise determined by the Committee, exercise of a stock appreciation right by the executor or administrator or legatee or distributee of an optionee’s estate may be made at any time and payment may be made either 100% in Shares or 50% in Shares and 50% in cash, at the option of the executor, administrator, legatee or distributee. Additionally, if the deceased optionee was a member of the Corporate Policy Committee or of the Board of Directors at the time of the relevant grant, the executor or administrator or legatee or distributee of an optionee’s estate may elect to receive payment up to 100% in cash (or any combination of stock and cash) for exercises of stock appreciation rights made during the ten-day period described in paragraph 6.F.(2)(a)(ii).

G.	Tandem Grants. If a stock option and stock appreciation right are granted in tandem, the stock appreciation right shall be subject to the same terms and conditions as the related option; shall be exercisable only at the same time and to the same extent the related option is exercisable; and shall be exercisable only by the person by whom the option to which it relates is exercisable. To the extent the stock option is exercised the related right shall be deemed to have been cancelled, and to the extent the right is exercised the option shall be deemed to have been cancelled.

7.	Withholding Taxes.

A.	Responsibility of Participant. A participant in the Plan is responsible for any tax liability arising from the realization of taxable compensation.

B.	Stock for Tax Withholding. At the election of a participant, a reduction in the number of Shares which would otherwise be delivered to a participant may be made in lieu of a cash payment due for taxes with the value of such withheld Shares based upon the fair market value (i) in the case of stock appreciations rights, determined to value the related stock appreciation right or (ii) in the case of restricted stock, determined on the vesting date. Such election shall be available in connection with:

(1)	the exercise of a stock appreciation right payable in part, or in full, in stock; and/or

(2)	the vesting of restricted stock.

C.	Delivery of Stock or Cash Due a Participant. No Shares or cash will be delivered to a participant until payment for taxes due has been made. Tax payments shall be due immediately following notification to the participant of such tax liability.

8.	Rights of the Corporation.

The issuance or delivery of any Shares under the Plan may be postponed by the Corporation for such period as may be required to comply with any applicable requirements under the Federal securities laws, any applicable listing requirements of any national securities exchange, or any requirements under any other law or regulation applicable to the issuance or delivery of such Shares. The Corporation shall not be obligated to issue or deliver any Shares or to carry out any other action described herein if such issuance or such other action shall constitute a violation of any provision of any law or of any regulation of any governmental authority or any national securities exchange.

9.	Change in Control of the Corporation.

For purposes of the Plan: A “Change in Control of the Corporation” shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not the Corporation is then subject to such reporting requirement; provided, that, without limitation, such a change in control shall be deemed to have occurred if:

A.	Any person (as defined in Sections 13(d) and 14(d) of the Exchange Act) (a “Person”) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation (not including in the amount of the securities beneficially owned by such person any such securities acquired directly from the Corporation or its affiliates) representing twenty percent (20%) or more of the combined voting power of the Corporation’s then outstanding voting securities; provided, however, that for purposes of the Plan the term “Person” shall not include (i) the Corporation or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation; and provided, further, however, that for the purposes of this paragraph, there shall be excluded any Person who becomes such a beneficial owner in connection with an Excluded Transaction (as defined in paragraph 9.C. below); or

B.	The following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest including but not limited to a consent solicitation, relating to the election of directors of the Corporation) whose appointment or election by the Board or nomination for election by the Corporation’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

C.	There is consummated a merger or consolidation of the Corporation or any direct or indirect subsidiary thereof with any other corporation, other than a merger or consolidation (an “Excluded Transaction”) which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving corporation or any parent thereof) at least 50% of the combined voting power of the voting securities of the entity surviving the merger or consolidation (or the parent of such surviving entity) immediately after such merger or consolidation, or the stockholders of the Corporation approve a plan of complete liquidation of the Corporation, or there is consummated the sale or other disposition of all or substantially all of the Corporation’s assets.

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Appendix A

Vesting Procedures for Restricted Stock

1.	The vesting level for each grantee shall be a percentage of the grantee’s assigned (by the Committee) annual target level. The percentage of the target level to be vested shall be determined in the manner described below:

A.	A comparator-company average shall be computed for each of the performance measures listed in Paragraph B. below, using the companies shown. Three-year average results shall be used except that new companies shall be phased into the three-year average one year at a time.

For 2003 Performance Year Comparison

AK Steel Holding Corporation	Corus Group plc
Bethlehem Steel Corporation	Dofasco Inc.
Ispat Inland, Inc.	Stelco Inc.
National Steel	Weirton Steel Corporation

For Future Years’ Performance Comparison

AK Steel Holding Corporation	Corus Group plc
Ispat Inland, Inc.	Dofasco Inc.
ISG	Nucor Corporation

B.	Performance for USSC shall be expressed as a percentage of the average comparator-company performance (computed in A. above) for each of the following performance measures:

Income from operations as % of capital employed

Income from operations per ton shipped

Operating cash flow as % of capital employed

Safety performance

C.	Overall performance shall be stated as the composite average of the results of B. above.

2.	The following table shall be used to calculate the maximum percentage of annual target that could be vested for a grantee:

Range Low	Range High	Maximum % of Annual Target That Can be Vested
	Above 150	200
141	150	185
131	140	170	Plus 1%
121	130	155	for each
111	120	140	additional
101	110	125	point above
91	100	110	the indicated
81	90	95	Low for
71	80	80	the Range
61	70	70
51	60	60
	50 or Below	0

3.	The Committee shall determine the final vesting percentages.

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